Exhibit 99.1
OHIO LEGACY CORP ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
Wooster, Ohio — Ohio Legacy Corp (NASDAQ: OLCB) today reported net loss for the three months ended December 31, 2006, of $87,000 or $.04 per share compared to a net loss of $44,000 or $0.02 per share, during the fourth quarter of 2005. Net earnings totaled $87,000 for the full year or $.04 per share.
The following key items summarize the Company’s financial results during the fourth quarter of 2006:
•	Loan growth was relatively flat compared to the third quarter

•	The deposit portfolio increased $8.1 million during the fourth quarter, including $1.6 million in noninterest bearing deposits

•	Spread and margin continued to compress due to increased deposit costs, primarily in our CD portfolio

•	Top line revenue showed positive gains, however, net interest income was flat from the previous quarter

•	Noninterest expense increased 1.5% compared to the third quarter of 2006, increasing 10.6% over the same period last year

•	Provision for Loan Loss increased $160,000 over the third quarter 2006, however this expense was $88,000 less than the same period one year ago
We continue to work towards improving the earnings profile of the company through achievement of our three primary goals:
•	Transform our balance sheet by growing our core/low cost deposit base.

•	Grow our top-line revenue at a faster pace which will help us improve our efficiency ratio.

•	Maintain the growth of our balance sheet at better than peer averages while improving our credit quality standards
Net Interest Income — During the three months ended December 31, 2006, net interest income was slightly lower at $1.6 million, compared to $1.7 million in the fourth quarter of 2005. Net interest margin decreased to 2.98% in the fourth quarter of 2006 compared to 3.49% in 2005. Interest rate spread was 2.54% compared to 3.11% in the year-ago period.
Net interest income was basically flat in 2006 at $6.6 million. The decrease in interest rate spread, driven by rising rates in the CD portfolio and money market accounts, negatively impacted net interest income. Loan yield improved to 7.17% for the quarter, compared to 6.77% for the year ago period. While margin and spread did not show improvement for the year, we are pleased by the improvement in the yield on earning assets, which increased 50 basis points to 6.68%. Margin and spread continue to be affected negatively by the cost of funds which increased 107 basis points, or 35%, to 4.14% compared to the fourth quarter of 2005.
The cost of all liability funding sources continued to rise during the first half of 2006. Four .25% increases in the overnight borrowing rate target by the Federal Reserve fueled a rising short term rate environment which impacted short term liability rates. Money market rates rose from 2.59% in 2005 to an average of 3.40% for the full year 2006. While this rate was far from the top rates offered by our competitors, it put considerable pressure on our overall cost of funds. Interest rates on CD’s rose from an average of 3.11% for the full year 2005 to 4.58% in the fourth quarter of 2006 and 4.16% for the full year.
Managing the deposit portfolio in an interest rate environment with continued upward rate pressure and with an average 13 month maturity schedule for our CD portfolio continues to be a challenge. The company continues to focus on growing low cost deposit accounts. We discuss these results in the Deposit section.
Noninterest Income — For the year ended December 31, 2006, noninterest income increased to $1,139,333 from $582,602 in 2005, an increase of 96%. This increase is attributable primarily to changes in our fee schedule including the adoption of a non-sufficient funds management protocol, the growth in deposit accounts and the transaction fees these accounts generate and a number of new cash management products introduced for business banking customers that generate fees.

Noninterest Expense — Total noninterest expense increased to $7.1 million during 2006, a 16% increase from 2005, this represents a slower rate of increase over the 30% increase from 2004 to 2005. The increase is accounted for primarily in salaries which were up $800,000 over 2005. The company added several key management positions in 2006 and the new North Canton Branch office in late 2005. Our increase in staff expense is primarily accounted for in the following areas;
New Branch Expansion — the North Canton Branch was only partially accounted for in 2005 as it opened the last week of October. A full year of expense is reflected in 2006.
Mortgage Banking — early in 2006 it became apparent that our significant position in residential mortgages was negatively impacting our margin, earnings and the overall quality of our loan portfolio. Simultaneously we became aware of the opportunity to add a small group of highly trained and market savvy mortgage professionals. This team was assembled and in place by November of 2006.
Business and Commercial Banking — as we have reinvigorated our strategy of focusing on small to medium business banking clients we were able to add 3 well regarded commercial/business banking professionals to our team. These bankers primarily serve our Canton and Wooster markets and have already played an important role in acquiring business relationships.
Executive Team — while we began the CEO transition and added a Chief Deposit Officer in 2005, those changes were fully reflected in 2006 vs. a half year in 2005.
Occupancy expense increased $135,000 for the period primarily as a result of the branch expansion. Data processing costs increased $44,000 for the period. This is much slower growth than the $133,000 from 2004 to 2005 as a result of a favorable contract negotiated in early 2005.
Credit Quality — At December 31, 2006, the loan portfolio, net of the allowance for loan losses and deferred fees, was $177.0 million, an increase of $18.8 million, or 12%, from December 31, 2005.
Overall credit quality remained stable during the quarter and the year, although there are some changes that bear explanation. Net charged off loans as a percentage of total loans increased to .17% for the year from .03% in 2005. Net charge-off’s for the year totaled $299,500, of which $233,000 (78%) involved residential mortgage loans.
Nonperforming loans totaled $2.4 million at December 31, 2006 compared to $664,000 at December 31, 2005, obviously a significant increase. Our charge-off increase took into account all collateral impairment issues that we identified prior to year-end, as a result, we are confident that we have accounted for all material risk of principal loss, as of December 31, 2006. Of the $2.4 million, $1.5 million is concentrated in 4 borrowers that we hope to have resolved within the first 2 quarters of 2007. Loans are considered nonperforming if they are impaired or if they are in nonaccrual status.
Other Real Estate Owned (OREO) increased from zero at December 31, 2005 to $2.6 million at December 31, 2006. $1.8 million of this total is related to a single real estate development project that the bank has taken possession of in order to complete. There is a contract with a well regarded builder to buy all of the building lots in this development once the project is completed. We anticipate a total developed cost of $3.1 million and as a result our OREO will grow over the next year. The purchase contract will exceed this amount so we do not anticipate losses on the project at this time.
The allowance for loan losses increased to $1.76 million at December 31, 2006 compared to $1.59 million at December 31, 2005. The allowance for loan losses as a percentage of loans was basically flat at 0.98% at December 31, 2006, compared to .99% at December 31, 2005. The company continues to believe that it is adequately reserved for potential loan loss.
Provision for loan loss expense year-over-year decreased primarily due to an increase in provision of $313,000 in the fourth quarter of 2005. Total provision for 2006 was $467,000 compared to $523,000 in 2005.
Credit Quality is the primary risk to be accounted for in most community banks, it certainly is in ours. We have implemented a number of changes in 2006 to adequately manage this risk including the following:

Credit Risk Management Committee — we transitioned from a “Directors Loan Committee” to the Credit Risk Management Committee mid-year. There is much more than a name change here — we instituted a variety of new reporting disciplines for the tracking of credit quality trends in the industry and in our company. We use this Committee to report the changes in our risk profile, the results of external loan reviews and to assess the adequacy of our processes, policies and reserves on a monthly basis.
External Review — we have increased the scope of our external loan review partner to include a greater random selection of loans. These loans are reviewed each quarter looking at a group of loans that are similar by industry, classification or collateral description. Our goal here is to gain insights into our approval and credit management processes as well as criticize individual credit decisions.
Portfolio Reviews — we have instituted a discipline of annual reviews of each Commercial Banker’s loan portfolio by relationship size. We completed our first review of all relationships over $500,000 in November and will review relationships between $250,000 and $500,000 in the first quarter of 2007.
Deposits — Total deposits increased $8.1 million in the fourth quarter of 2006 compared to the third quarter. For the year deposits increased $23.4 million or 14.4%. Non-interest bearing deposits increased $1.6 million for the year or 10.3%. Core deposit balances increased $6.2 million or 8.8%. The primary focus of our deposit strategy remains rooted in the growth of non-interest bearing checking accounts and total core deposits. We believe that these results represent a good start toward the goal of transforming our deposit balance sheet.
Strategic Developments
In 2006 we continued significant investment in people, product and process improvements. We have said much over the last 4 quarters about the investments that have been made, the people we have added and the changes that have been implemented. While we will never stop looking for ways to improve the company, the products and services we provide and how we deliver them — the time for building has now become the time for executing.
Lastly, we recently announced that Dwight Douce has notified us of his retirement from the company this year. Dwight is the founding President and CEO of Ohio Legacy Bank and Ohio Legacy Corp. The company owes its origin and much of its history to Dwight. We are grateful for his years of service and the “steady hand at the tiller” that he has been. We wish both he and his wife Barb all the best as they spend significantly more time with their children and grandchildren and as they continue to serve the Wooster community through their charitable and community endeavors.
ANNUAL MEETING
The Board of Directors of Ohio Legacy Corp has declared March 1, 2007, to be the date of record for the Company’s 2007 Annual Meeting of Shareholders. The annual meeting will be held at 10:00 AM Eastern Time on April 26, 2007 at the Wooster Country Club, located at 1251 Oak Hill Road, Wooster, Ohio.
ABOUT OHIO LEGACY CORP
Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though five full-service banking locations in Canton, Millersburg and Wooster, Ohio.
FORWARD-LOOKING STATEMENTS DISCLOSURE
This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company’s future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.

OHIO LEGACY CORP
CONSOLIDATED BALANCE SHEETS
As of December 31, 2006 and 2005

	2006	2005

ASSETS

Cash and due from banks	$5,659,986	$4,528,094
Federal funds sold and interest-earning deposits in financial institutions	7,379,879	3,594,452

Cash and cash equivalents	13,039,865	8,122,546
Certificate of deposit in financial institution	100,000	100,000
Securities available for sale	26,945,022	33,032,297
Securities held to maturity (fair value of $2,166,324 and $823,359 at 2005 and 2004)	2,201,682	838,224
Loans held for sale	1,212,470	—
Loans, net of allowance of $1,757,110 and $1,589,407 at December 31, 2006 and 2005	177,021,214	158,182,319
Federal bank stock	1,541,200	1,479,500
Premises and equipment, net	3,618,697	3,797,314
Intangible assets	282,388	455,244
Other real estate owned	2,566,301	—
Accrued interest receivable and other assets	1,954,992	2,010,323

Total assets	$230,483,831	$208,017,767

LIABILITIES

Deposits:
Noninterest-bearing demand	$17,346,767	$15,727,338
Interest-bearing demand	9,988,258	12,231,345
Savings and money market	49,504,180	42,665,057
Certificates of deposit, net	109,477,664	92,273,308

Total deposits	186,316,868	162,897,048
Repurchase agreements	1,317,527	3,066,517
Overnight Federal Home Loan Bank advances	—	7,000,000
Federal Home Loan Bank advances	19,433,770	11,996,009
Subordinated debentures	3,325,000	3,325,000
Capital lease obligations	940,183	959,450
Accrued interest payable and other liabilities	731,926	668,868

Total liabilities	212,065,274	189,912,892

SHAREHOLDERS’ EQUITY

Preferred stock, no par value, 500,000 shares authorized and none outstanding	—	—
Common stock, no par value, 5,000,000 shares authorized and 2,214,564 outstanding in 2006 and 2005	18,737,150	18,658,386
Accumulated earnings (deficit)	166,415	79,415
Accumulated other comprehensive loss	(485,008)	(632,926)

Total shareholders’ equity	18,418,557	18,104,875

Total liabilities and shareholders’ equity	$230,483,831	$208,017,767

OHIO LEGACY CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and twelve months ended December 31, 2006 and 2005

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Interest income:
Loans, including fees	$3,224,970	$2,676,553	$12,030,510	$9,668,907
Securities	292,109	336,651	1,227,009	1,451,659
Interest-bearing deposits and federal funds sold	73,445	35,517	230,725	157,468
Dividends on federal bank stock	23,018	21,537	88,520	77,294

Total interest income	3,613,542	3,070,258	13,576,764	11,355,328

Interest expense:
Deposits	1,647,845	1,048,011	5,449,750	3,805,256
Federal Home Loan Bank advances	231,484	159,453	999,935	472,284
Subordinated debentures	70,722	70,722	282,888	282,888
Repurchase agreements	17,546	23,861	111,270	28,757
Capital leases	36,920	37,583	148,944	150,877

Total interest expense	2,004,517	1,339,630	6,992,787	4,740,062

Net interest income	1,609,025	1,730,628	6,583,977	6,615,266

Provision for loan losses	225,000	313,000	467,000	523,046

Net interest income after provision for loan losses	1,384,025	1,417,628	6,116,977	6,092,220

Noninterest income:
Service charges and other fees	257,422	149,249	1,050,597	541,594
Gain on sales of credit card portfolio	24,702	—	24,702	9,782
Gain (Loss) on disposal of fixed asset	2,000	—	128	(6,929)
Gain (loss) on sale of repossessed assets	—	3,800	(4,036)	10,800
Other income	31,889	8,605	67,942	27,355

Total noninterest income	316,013	161,654	1,139,333	582,602

Noninterest expense:
Salaries and benefits	987,403	859,856	3,774,255	2,977,111
Occupancy and equipment	237,002	227,149	951,264	816,499
Professional fees	73,426	91,736	357,661	463,233
Franchise tax	55,220	50,725	241,362	242,507
Data processing	161,438	141,660	627,733	584,086
Marketing and advertising	45,549	57,758	185,087	175,569
Stationery and supplies	33,478	35,575	126,678	125,023
Intangible asset amortization	39,363	49,632	172,856	213,930
Other expenses	186,415	130,464	657,983	529,121

Total noninterest expense	1,819,294	1,644,555	7,094,879	6,127,079

Earnings before income tax expense	(119,256)	(65,273)	161,431	547,743
Income tax expense (benefit)	(32,256)	(21,273)	74,431	185,743

Net earnings (loss)	$(87,000)	$(44,000)	$87,000	$362,000

Basic earnings per share	$(0.04)	$(0.02)	$0.04	$0.17
Diluted earnings per share	$(0.04)	$(0.02)	$0.04	$0.16

Basic weighted average shares outstanding	2,214,564	2,214,564	2,214,564	2,148,822
Diluted weighted average shares outstanding	2,216,387	2,214,564	2,218,326	2,201,218

OHIO LEGACY CORP
QUARTERLY BALANCE SHEETS
(Dollars in thousands)

	2006				2005
	Dec. 31	Sept. 30	June 30	March 31	Dec. 31

Cash and cash equivalents	$13,040	$10,930	$13,025	$11,876	$8,123
Loans held for sale	1,212	227	—	—	—
Securities and time deposits	29,247	29,175	30,226	32,332	33,971
Loans, net of fees	178,778	179,853	174,128	162,590	159,771
Allowance for loan losses	(1,757)	(1,775)	(1,706)	(1,637)	(1,589)
Premises and equipment, net	3,619	3,659	3,734	3,751	3,797
Intangible assets	282	322	364	408	455
Other assets	6,063	4,377	3,947	3,800	3,490

Total assets	$230,484	$226,768	$223,718	$213,120	$208,018

Noninterest-bearing demand	$17,347	$15,705	$14,539	$14,400	$15,727
Interest-bearing demand	9,988	10,439	10,704	11,079	12,231
Savings and money market	49,504	44,838	44,334	42,760	42,665
Certificates of deposit	109,478	107,268	99,909	94,119	92,273

Total deposits	186,317	178,250	169,486	162,358	162,896
Other borrowings	25,016	29,240	35,408	31,704	26,348
Other liabilities	732	870	747	877	669

Total liabilities	212,065	208,360	205,641	194,939	189,913
Shareholders’ equity	18,419	18,408	18,077	18,181	18,105

Total liabilities and shareholders’ equity	$230,484	$226,768	$223,718	$213,120	$208,018

LOAN PORTFOLIO:
Residential real estate	$65,075	$64,697	$63,011	$60,032	$59,321
Commercial real estate	65,228	66,121	61,999	56,490	54,522
Consumer and home equity	10,259	10,582	11,058	11,431	11,656
Commercial	18,524	17,544	17,229	13,501	12,805
Construction	10,236	11,361	10,980	11,456	11,758
Multifamily residential	9,453	9,750	10,045	9,890	9,930
Net deferred loan fees	(204)	(202)	(194)	(210)	(221)

Loans	$178,571	179,853	174,128	$162,590	$159,771

QUARTERLY AVERAGES:
Fed funds sold and securities (1)	$36,572	$35,975	$39,006	$38,983	$40,595
Loans	178,389	173,943	167,591	160,531	156,945
Total interest-earning assets	214,961	209,918	206,597	199,514	197,540
Total assets	227,478	221,667	216,675	209,839	207,392
Total assets, year to date	218,915	216,060	213,258	209,839	201,465
Noninterest-bearing deposits	17,395	14,881	13,870	14,485	15,070
Interest-bearing deposits	164,391	156,976	150,132	143,855	146,791
Other borrowings and leases	27,493	30,649	33,556	32,363	26,453
Total interest-bearing liabilities	191,884	187,625	183,688	176,218	173,244
Shareholders’ equity	17,332	18,091	17,976	18,111	18,142
Shareholders’ equity, year to date	17,877	18,057	18,043	18,111	17,685

(1)	Includes federal bank stock not classified in securities on the consolidated balance sheets and interest-earning deposits in financial institutions

OHIO LEGACY CORP
QUARTERLY STATEMENTS OF OPERATIONS
(In thousands, except per share data and ratios)

	2006				2005
For the three months ended	Dec. 31	Sept. 30	June 30	March 31	Dec. 31

Interest income	$3,614	$3,481	$3,335	$3,147	$3,070
Interest expense	(2,005)	(1,854)	(1,682)	(1,452)	(1,340)

Net interest income	1,609	1,627	1,653	1,695	1,730
Provision for loan losses	(225)	(65)	(127)	(50)	(313)
Gain on sale of credit card portfolio	25	—	—	—	—
Other gains and losses, net	2	2	(13)	5	—
Noninterest income	289	272	298	258	162
Amortization of intangible asset	(39)	(42)	(44)	(47)	(50)
Noninterest expense	(1,780)	(1,753)	(1,708)	(1,680)	(1,594)

Net earnings (loss) before taxes	(119)	41	59	181	(65)
Income tax (expense) benefit	(32)	(19)	(24)	(64)	21

Net income (loss)	$(87)	$22	$35	$117	$(44)

Income per share, diluted	$(0.04)	$0.01	$0.02	$0.05	$(0.02)
Common and dilutive shares, avg.	2,216	2,217	2,218	2,221	2,215

SELECTED RATIOS:
Net interest margin (1)	2.98%	3.08%	3.22%	3.46%	3.49%
Yield on interest-earning assets	6.68	6.59	6.48	6.40	6.18
Cost of funds	4.14	3.92	3.67	3.34	3.07
Interest rate spread (2)	2.54	2.67	2.81	3.06	3.11
Money market rates, year to date	3.40	3.25	3.04	2.73	2.59
Certificate of deposit rates, year to date	4.16	3.99	3.84	3.67	3.11
Certificate of deposit rates	4.58	4.26	4.00	3.67	3.46
Efficiency ratio (3)	93.76	92.34	87.51	86.03	84.29
Allowance as a percent of loans	0.98	0.99	0.98	1.01	0.99
Net loans as a percent of deposits	94.90	99.90	101.73	99.13	97.11
Loan yield	7.17	7.09	7.04	6.96	6.77
Annualized net charge-offs to loans	0.04	0.04	0.07	0.01	0.03
Annualized noninterest income to average assets (4)	0.51	0.50	0.53	0.50	0.31
Annualized noninterest expense to average assets (5)	3.13	3.17	3.15	3.20	3.08
Annualized return on average assets	(0.15)	0.04	0.06	0.22	NA
Annualized return on average equity	(2.01)	0.49	0.78	2.58	NA

(1)	Net interest income, annualized, divided by average interest-earning assets for the period (2) Difference between the yield on interest-earning assets and the cost of funds

(3)	Noninterest expense, excluding intangible asset amortization divided by net interest income and noninterest income, excluding gains and losses on sales of securities and loans

(4)	Excludes gains and losses on sales of securities and loans

(5)	Excludes intangible asset amortization

Contact:	D. Michael Kramer, President and Chief Executive Officer 330-263-1955 http://www.ohiolegacycorp.com